Contact:	Anne Brownsey Exelon Corporate Communications 312-394-4013	FOR IMMEDIATE RELEASE

Joyce Carson Exelon Investor Relations 312-394-3441

Exelon Corporation Announces Increased First Quarter Dividend and 2007 Outlook;
2007 Projected Earnings Depressed by Financially Weakened ComEd
CHICAGO (December 12, 2006) – At its annual investor conference held today, Exelon Corporation announced that the Board of Directors of Exelon had declared a regular first-quarter 2007 dividend of $0.44 per share on Exelon’s common stock, a 10% increase over the dividend for the fourth quarter of 2006. The first-quarter dividend is payable on March 10, 2007, to Exelon shareholders of record at 5:00 p.m. New York Time on February 15, 2007. The first-quarter dividend action was taken by the Exelon Board of Directors in connection with the Board’s approval of a “value return” policy that established a base dividend that Exelon expects will grow modestly over time. The value return policy contemplates the use of share repurchases from time to time, when authorized by the Board of Directors, to return cash or balance sheet capacity to Exelon shareholders after funding maintenance capital and other commitments and in the absence of higher value-added growth opportunities. Previously, Exelon had maintained a dividend payout policy of between 50-60% of ongoing operating earnings, and its dividend had not increased since 2004. Commonwealth Edison (ComEd) is not expected to make any dividend distributions to Exelon in 2007.
Exelon also released its earnings outlook for 2007, with adjusted (non-GAAP) operating earnings guidance of $4.00 to $4.30 per share. Its guidance reflects the end of the transition period in Illinois and related power purchase agreements as well as the negative impact of ComEd’s unfavorable ICC distribution rate case order in July, which is currently on rehearing. ComEd’s contribution to Exelon’s operating earnings per share is projected to be $0.10 to $0.20 in 2007, about 80% lower than its contribution of $0.75 to $0.80 per share in 2006.
Exelon’s adjusted (non-GAAP) operating earnings guidance excludes unrealized mark-to-market adjustments from non-trading activities, income resulting from investments in synthetic fuel-producing facilities, certain costs associated with the terminated merger with PSEG, significant impairments of intangible assets including goodwill, significant changes in decommissioning obligation estimates, certain severance and severance-related charges, and losses on extinguishments of long-term debt to be recovered by ComEd as approved in the July 26, 2006, ICC rate order. Giving consideration to these factors, Exelon estimates 2007 GAAP earnings will fall in the range of $4.10 to $4.40 per share in 2007. These estimates do not include any impact of unusual items that the company is unable to forecast, including any future changes to GAAP. Earnings guidance is based on the assumption of normal weather.

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Exelon Corporation is one of the nation’s largest electric utilities with approximately 5.3 million customers and more than $15 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.2 million customers in northern Illinois and Pennsylvania and gas to more than 470,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon Corporation’s 2005 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors and (b) ITEM 8. Financial Statements and Supplementary Data: Exelon-Note 20, ComEd-Note 17, PECO-Note 15 and Generation-Note 17; (2) Exelon Corporation’s Third Quarter 2006 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (3) other factors discussed in filings with the Securities and Exchange Commission (SEC) by Exelon Corporation, Commonwealth Edison Company, PECO Energy Company and Exelon Generation Company, LLC (Companies). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this news release. None of the Companies undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this news release.